Exhibit 107

Exhibit Fee Table

Calculation of Filing Fee Table

Schedule 14A

(Form Type)

Seritage Growth Properties

(Name of registrant as specified in its charter)

Table 1: Transaction Value

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filling Fee

Fees to be Paid	$1,624,939,049(1)	.0000927	$150,632(2)

Fees Previously Paid	0		0
Total Transaction Valuation	$1,624,939,049
Total Fees Due for Filing			$150,632
Total Fees Previously Paid			0
Total Fee Offsets			0
New Fee Due			$150,632

(1)	Represents the estimated maximum total shareholder distributions, all of which is payable in cash.

(2)

Estimated solely for the purposes of calculating the filing fee, the underlying value of the transaction was based on the estimated maximum total shareholder distribution per share of $29.00 and 56,032,381 Class A common shares outstanding as of July 6, 2022. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $1,624,939,049 by .0000927.